Exhibit 99.1

Globalscape® Teams with SMS PASSCODE®
to Enhance Customer Security

Partnership Delivers Mobile-Based Authentication in Enhanced File Transfer™ Solution

SAN ANTONIO, September 23, 2014 – GlobalSCAPE, Inc., the secure information exchange company, announced today that it has formed a strategic technology alliance with SMS PASSCODE®, a technology leader in adaptive multi-factor authentication. SMS PASSCODE’s multi-factor authentication platform now integrates with Globalscape’s secure managed file transfer solution, Enhanced File TransferTM (EFTTM).

The importance of stepping up user authentication
A username and password are no longer enough to authenticate the identity of employees accessing corporate networks and data. Research indicates that weak or stolen user credentials are the preferred weapons used by cybercriminals, and are behind approximately 76 percent of all network intrusions.

Traditional two-factor authentication requires something the user knows (usually a password) and something the user has (like a token, fingerprint or mobile phone). In the past, companies distributed hardware tokens to their employees to help validate their identity when logging in; however, over time, these types of solutions have proved cumbersome and expensive for IT to manage effectively, while offering little convenience for end-users.

SMS PASSCODE offers a balance between strong security and high user convenience, with features that include:
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Leveraging the one thing users always carry with them – their mobile phone – and provides a superior user experience by taking full advantage of contextual information such as time, geo-location, and type of login system being accessed.

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Intelligent authentication that sees whether users are logging in from trusted locations like home or the office, versus an airport lounge with public Wi-Fi (for example), and conveniently delivers the appropriate level of security for the users.

How SMS PASSCODE works with EFT
Globalscape EFT includes multi-factor authentication through the SMS PASSCODE platform. On a local or LDAP-authenticated site, the administrator can configure EFT to connect to SMS PASSCODE to deliver a one-time use passcode via text message (SMS), a voice call, through email, or via an app to the user’s mobile phone as part of the login process for HTTP, HTTPS or SFTP transfers. Codes are generated in real time when the user enters a correct username and password, and the codes are locked to the session ID of the device used to log in from for added security. Following the successful entry of the SMS code, the user has full access to their files and folders. Any user account that is configured to use SMS authentication must supply the correct user name, password and unique one-time passcode delivered to their mobile phone in order to log in.

SUPPORTING QUOTES:
Chandana Gopal, research manager at IDC
"There has been an increasing amount of scrutiny on data security at rest and in motion particularly as it relates to managed file transfer. Vendors need to provide additional safeguards to prevent data breaches, but these security measures have to be user friendly. Managed file transfer solutions that use mobile phones for two-factor authentication using SMS provide a simple and effective solution enabling additional security with minimal costs."

Greg Hoffer, senior director of engineering at Globalscape
 “Technology integrations that can improve authentication security for our customers just make sense in our EFT solution. We have been hearing about phone-based authentication as a second factor for many years; it has significant usability and security improvements over the legacy token-based approach to two-factor authentication. SMS PASSCODE has a well-designed, thoughtful implementation of phone-based multi-factor authentication. Their platform ties seamlessly into our EFT solution to provide the most secure enterprise class of secure file sharing on the market.”

Torben Andersen, chief commercial officer at SMS PASSCODE
“Today’s modern cybersecurity threats have overwhelmed passwords and tokens, and companies are seeking strong authentication that protects their employees and is easy to use. With the integration between Globalscape and SMS PASSCODE, system administrators can easily add multi-factor authentication to their secure file transfer via EFT without compromising the user experience. We are excited to partner with a visionary security company like Globalscape that shares our passion for keeping corporate networks and data secure.”

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features the EFT platform, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best-in-class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

About SMS PASSCODE
SMS PASSCODE is the technology leader of adaptive multi-factor authentication software, improving enterprise security and productivity by delivering an easy to use and intelligent solution that helps ensure the safety of corporate networks and applications.  SMS PASSCODE authenticates users through their mobile devices, helping IT managers address evolving business needs with cloud applications and mobile security by dynamically authenticating users based on geo-location and login behavior patterns.  The solution secures remote log-on systems including Microsoft, Citrix, Cisco and Check Point.  Governments, telcos, enterprises and financial institutions in more than 40 countries appreciate its cost-effective, secure and easy-to-maintain offering, making SMS PASSCODE their trusted partner to securely authenticate access to services while preventing identity theft.  For more information, visit http://www.smspasscode.com

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

GLOBALSCAPE PRESS CONTACT
Contact: Christen Gentile
Phone Number: (210) 308-8267
Email: cgentile@globalscape.com

SMS PASSCODE PRESS CONTACT
Contact: Peggy Tierney Galvin
Phone Number: (831) 440-2405
Email: peggy@nadelphelan.com
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